Exhibit 99.1

FLIR Systems Announces
Fourth Quarter and Full Year 2018 Financial Results

 Record Full Year GAAP EPS of $2.01; Adjusted EPS of $2.22, Up 18% over Prior Year

Record Full Year Operating Cash Flow of $374 Million, Up 21% over Prior Year

Full Year Revenue Decline of 1%; Organic Revenue Growth of 6% over Prior Year

Fourth Quarter Organic Bookings Growth of 20% over Prior Year

Repurchased $144 Million in Shares in the Fourth Quarter

WILSONVILLE, OR, February 13, 2018 – FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the fourth quarter and full year ended December 31, 2018. “I’m proud of our team’s performance in 2018,” said Jim Cannon, FLIR President and Chief Executive Officer. “We achieved organic revenue growth and margin performance the Company hasn’t reached in many years, and we delivered record adjusted earnings per share and operating cash flow. We are well-positioned for 2019 with strong bookings, numerous new product launches, and the recently announced acquisitions of Aeryon Labs and Endeavor Robotics, moving us forward in the execution of our unmanned integrated systems strategy.”

Mr. Cannon continued, “This was a transformational year for FLIR as we began to execute on our strategic vision to Fuel, Feed, and Focus the business with The FLIR Method as the Foundation. I am more confident than ever in our ability to deliver on our strategic priorities and our purpose to innovate the World’s Sixth Sense to save lives and livelihoods.”

Fourth Quarter 2018

Fourth quarter 2018 revenue was $448.5 million, 9.4% lower than fourth quarter 2017 revenue of $494.8 million, which included revenue of $46.8 million from the previously disclosed divested security businesses. Organic revenue growth was flat compared to the prior year.

GAAP Earnings Results

GAAP gross profit in the fourth quarter 2018 was $227.8 million, compared to $237.8 million in the fourth quarter of 2017. GAAP gross margin increased 270 basis points to 50.8% in the fourth quarter 2018, compared with 48.1% in the prior year. GAAP operating income in the fourth quarter increased 11.3% to $85.9 million, compared to $77.2 million in the prior year, representing a 360 basis point improvement in operating margin.

Fourth quarter 2018 GAAP net earnings were $98.5 million, or $0.71 per diluted share, compared with GAAP net loss of $50.3 million, or ($0.36) per diluted share in the fourth quarter last year. Fourth quarter 2018 GAAP net earnings increase was driven primarily by a $33.3 million reduction in accrued income tax as a result of the settlement of tax assessments issued by Belgium in connection with the European Commission’s 2016 decision on state aid (“Belgium tax item”). Fourth quarter 2017 GAAP earnings were negatively impacted by a non-cash loss on net assets held for sale, as well as discrete tax items associated with the enactment of U.S. tax reform.

Cash provided by operations was $98.3 million in the fourth quarter of 2018, compared to $98.9 million in the fourth quarter of 2017. Approximately 3.0 million shares were repurchased in the fourth quarter of 2018 at an average price of $47.80.

Non-GAAP Earnings Results

Adjusted gross profit was $233.5 million in the fourth quarter 2018, down from adjusted gross profit of $242.9 million in the fourth quarter of 2017. Adjusted gross margin increased 300 basis points to 52.1%, compared with 49.1% in the fourth quarter of 2017. Adjusted operating income was $107.9 million in the fourth quarter, which was 3.4% lower than adjusted operating income of $111.7 million in the fourth quarter of 2017. Adjusted operating margin increased 150 basis points to 24.1%, compared with 22.6% in the fourth quarter of 2017.

Adjusted net earnings in the fourth quarter 2018 were $85.8 million, or $0.62 per diluted share, which was 6.9% higher than adjusted earnings per diluted share of $0.58 in the fourth quarter of 2017.

Business Unit Results

Fourth quarter 2018 revenue from the Industrial Business Unit was $181.7 million, in-line with fourth quarter 2017 revenue of $181.7 million with increased sales of cooled thermal cores, unmanned aerial systems (UAS), and automotive solutions offset by decreased instruments and uncooled core sales. The Government and Defense Business Unit contributed revenue of $171.1 million during the fourth quarter, down 2.5% from the prior year, with strength in UAS, integrated systems, and maritime offset by declines in CBRNE systems and impacts from the government shutdown. The Commercial Business Unit recorded $95.7 million of revenue in the fourth quarter, down 30.5% from the prior year. Commercial organic revenue growth increased 5.4% in the same period excluding revenue from the previously disclosed divested security businesses. Strong results in security and intelligent transportation systems contributed to the organic revenue growth.

Full Year 2018

For the full year, 2018 revenue was $1,775.7 million, down 1.4% compared to $1,800.4 million for the year ended December 31, 2017. Organic revenue growth was 6.4%, excluding the previously disclosed divested security businesses which included revenue of $140.4 million in 2017.

GAAP Earnings Results

GAAP operating income for 2018 was $318.6 million, compared to $290.0 million in 2017, with 2017 being negatively impacted by the non-cash loss on net assets held for sale. GAAP operating margin was 17.9% in 2018, compared with 16.1% in 2017, representing a 180 basis point improvement.

2018 GAAP net earnings were $282.4 million, or $2.01 per diluted share, compared with 2017 GAAP net earnings of $107.2 million, or $0.77 per diluted share. 2018 GAAP net earnings increase was driven primarily by the previously discussed Belgium tax item, and U.S. Federal transition tax due as a result of the U.S. Tax Cuts and Jobs Act. 2017 GAAP earnings were negatively impacted by the non-cash loss on net assets held for sale, as well as discrete tax items associated with the enactment of U.S. tax reform.

Cash provided by operations during 2018 was $374.2 million, compared to $308.3 million in the prior year, a 21.4% increase. Approximately 5.0 million shares were repurchased in 2018 at an average price of $48.88.

Non-GAAP Earnings Results

Adjusted operating income for 2018 was $403.7 million, 11.1% higher than 2017 adjusted operating income of $363.5 million. Adjusted operating margin increased 250 basis points to 22.7% in 2018, compared with 20.2% in 2017.

Adjusted net earnings in 2018 were $311.8 million, or $2.22 per diluted share, which increased 18.1% over 2017 adjusted earnings per diluted share of $1.88.

Business Unit Results

Full year 2018 revenue from the Industrial Business Unit was $717.9 million, an increase of 6.8% over last year driven by increased sales of cooled thermal cores, optical gas products, UAS, and automotive solutions. The Government and Defense Business Unit contributed revenue of $663.4 million during 2018, up 5.4% over 2017, with strength in land systems, UAS, and radiation detection products. The Commercial Business Unit recorded revenue of $394.4 million during 2018, down 21.0% from the prior year. Commercial organic revenue growth increased 7.3% in the same period excluding revenue from the previously disclosed divested security businesses. Strong results in maritime and intelligent transportation systems contributed to the organic revenue growth.

Financial Outlook for 2019

FLIR estimates revenue in 2019 to be in the range of $1.92 billion to $1.95 billion. This represents 8% to 10% revenue growth compared to 2018, including approximately 5% organic revenue growth, in-line with our strategic plan presented in May 2018. FLIR also expects 2019 adjusted operating income margins to be in the range of 22% to 23%, and adjusted earnings per diluted share to be in the range of $2.30 to $2.36. 2019 financial outlook includes contributions from the recently announced Aeryon Labs and Endeavor Robotics acquisitions. Adjusted earnings per share assumes an effective tax rate of 20.5%, net interest expense of $25.5 million and a diluted share count of approximately 137.7 million shares.

Dividend Declaration

FLIR’s Board of Directors has approved a quarterly cash dividend of $0.17 per share on FLIR common stock, an increase of 6% over the previous quarterly dividend of $0.16 per share. The Board of Directors has declared the dividend payable on March 8, 2019, to shareholders of record as of close of business on February 22, 2019.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. ET (6:00 a.m. PT) today to discuss its results for the quarter and full year. A simultaneous webcast of the conference call and the accompanying summary presentation can be accessed online from a link in the Events & Presentations section of www.flir.com/investor. A replay will be available after 12:00 p.m. ET (9:00 a.m. PT) at this same internet address. Summary fourth quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section at www.flir.com/investor.

Investor Relations
Jay Gentzkow
503-498-3809
jay.gentzkow@flir.com

About FLIR Systems

Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 4,000 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Definitions and Financial Measures

Organic revenue growth is defined as total revenue growth less the sales of companies divested in the past twelve months. Operating margin is defined as operating income as a percentage of revenue. Management uses operating income and operating margin as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level.

Non-GAAP Financial Measures: In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release makes reference to non-GAAP measures. With respect to the outlook for the full year 2018, certain items that affect GAAP net earnings per diluted share are out of the Company’s control and/or cannot be reasonably predicted. Consequently, the Company is unable to provide a reasonable estimate of GAAP net earnings per diluted share or a corresponding reconciliation to GAAP net earnings per diluted share for the full year. Additional information regarding the reasons the Company uses non-GAAP measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below, following the GAAP financial information.

Forward-Looking Statements

Statements in this release by Jim Cannon and the statements in the section captioned "Financial Outlook for 201" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of self-imposed or government mandated remediation efforts related to FLIR’s compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue ..........................................................	$448,463	$494,784	$1,775,686	$1,800,434
Cost of goods sold ..........................................	220,684	256,952	875,368	941,658
Gross profit ...............................................	227,779	237,832	900,318	858,776

Operating expenses:
Research and development ........................	43,951	43,368	176,281	170,735
Selling, general and administrative ..............	92,519	93,735	386,869	373,867
Restructuring................................................	1,883	(18)	4,854	625
Loss on sale of business..............................	3,530	23,588	13,708	23,588
Total operating expenses .........................	141,883	160,673	581,712	568,815

Earnings from operations .........................	85,896	77,159	318,606	289,961

Interest expense .............................................	4,061	4,060	16,147	16,804
Interest income ...............................................	(1,310)	(650)	(3,901)	(1,764)
Other income, net ...........................................	(972)	(1,679)	(743)	(4,144)

Earnings before income taxes ..................	84,117	75,428	307,103	279,065

Income tax (benefit) provision..........................	(14,399)	125,718	24,678	171,842

Net earnings (loss)....................................	$98,516	$(50,290)	$282,425	$107,223

Earnings (loss) per share:
Basic ............................................................	$0.72	$(0.36)	$2.05	$0.78
Diluted ..........................................................	$0.71	$(0.36)	$2.01	$0.77

Weighted average shares outstanding:
Basic ............................................................	136,834	138,723	137,815	137,456
Diluted ..........................................................	138,509	138,723	140,209	139,646

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents .......................................	$512,144	$519,090
Accounts receivable, net ...........................................	323,746	346,687
Inventories ..................................................................	352,107	372,183
Assets held for sale, net.............................................	2,032	67,344
Prepaid expenses and other current assets .............	102,618	81,915
Total current assets ................................................	1,292,647	1,387,219

Property and equipment, net ........................................	247,407	263,996
Deferred income taxes, net ..........................................	100,620	21,001
Goodwill ........................................................................	904,571	909,811
Intangible assets, net ....................................................	146,845	168,130
Other assets .................................................................	89,152	59,869
	$2,781,242	$2,810,026

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable ......................................................	$95,496	$106,389
Deferred revenue .......................................................	32,703	25,614
Accrued payroll and related liabilities .........................	81,118	71,310
Accrued expenses .....................................................	41,761	37,089
Accrued income taxes ...............................................	13,855	64,136
Liabilities held for sale.................................................	-	39,544
Other current liabilities ...............................................	51,081	50,851
Total current liabilities .............................................	316,014	394,933

Long-term debt .............................................................	421,948	420,684
Deferred income taxes .................................................	22,927	12,496
Accrued income taxes ..................................................	76,435	87,483
Other long-term liabilities ..............................................	67,132	59,872

Commitments and contingencies

Shareholders’ equity .....................................................	1,876,786	1,834,558
	$2,781,242	$2,810,026

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Cash flows from operating activities:
Net earnings (loss) .....................................................	$98,516	$(50,290)	$282,425	$107,223
Income items not affecting cash:.................................
Depreciation and amortization .................................	17,099	17,584	66,462	71,010
Deferred income taxes ............................................	12,685	28,305	14,604	25,968
Stock-based compensation arrangements...............	9,208	6,273	34,170	31,018
Change in accrued income taxes.................................	(39,126)	91,000	(74,888)	84,352
Other activity impacting operating cash flows..............	(68)	6,044	51,384	(11,319)
Cash provided by operating activities ............................	98,314	98,916	374,157	308,252

Cash flows from investing activities:
Additions to property and equipment, net ...................	(10,106)	(10,248)	(30,773)	(42,109)
Proceeds from sale of assets......................................	3,015	800	3,017	3,686
Proceeds from sale of business..................................	-	-	25,920	-
Business acquisitions, net of cash acquired................	(4,598)	-	(26,764)	-
Other investments........................................................	-	-	(15,500)	-
Cash used by investing activities ..................................	(11,689)	(9,448)	(44,100)	(38,423)

Cash flows from financing activities:
Repayments of credit agreement and long-term debt.	-	-	-	(97,500)
Repurchase of common stock ...................................	(143,749)	-	(243,706)	-
Dividends paid ............................................................	(21,672)	(20,829)	(88,123)	(82,605)
Proceeds from shares issued pursuant
to stock-based compensation plans.........................	4,940	14,010	29,124	58,241
Tax paid for net share exercises and issuance of
vested restricted stock units......................................	(1,565)	(1,226)	(16,228)	(10,731)
Other financing activities ............................................	1	(4)	(11)	(17)
Cash used by financing activities ..................................	(162,045)	(8,049)	(318,944)	(132,612)

Effect of exchange rate changes on cash.......................	(5,771)	710	(18,059)	20,524

Net (decrease) increase in cash and cash equivalents	(81,191)	82,129	(6,946)	157,741
Cash and cash equivalents:
Beginning of period .....................................................	593,335	436,961	519,090	361,349
End of period ...............................................................	$512,144	$519,090	$512,144	$519,090

FLIR SYSTEMS, INC.
BUSINESS UNIT PERFORMANCE
(In thousands)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
BUSINESS UNIT REVENUE
Industrial......................................................................	$181,652	$181,657	$717,882	$672,120
Government and Defense...........................................	171,123	175,517	663,436	629,147
Commercial................................................................	95,688	137,610	394,368	499,167

BUSINESS UNIT EARNINGS FROM OPERATIONS
Industrial......................................................................	$57,283	$55,646	$216,880	$199,903
Government and Defense...........................................	54,094	55,083	199,702	179,160
Commercial................................................................	15,119	16,290	57,399	56,066

BUSINESS UNIT OPERATING MARGIN
Industrial......................................................................	31.5%	30.6%	30.2%	29.7%
Government and Defense...........................................	31.6%	31.4%	30.1%	28.5%
Commercial................................................................	15.8%	11.8%	14.6%	11.2%

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Gross profit:
GAAP gross profit...................................................................................	$227,779	$237,832	$900,318	$858,776
Amortization of acquired intangible assets..........................................	4,290	3,727	15,306	14,633
Purchase accounting adjustments......................................................	-	-	-	1,992
Restructuring charges.........................................................................	1,181	-	3,349	-
Other....................................................................................................	262	1,300	362	4,388
Adjusted gross profit...............................................................................	$233,512	$242,859	$919,335	$879,789

Gross margin:
GAAP gross margin................................................................................	50.8%	48.1%	50.7%	47.7%
Cumulative effect of non-GAAP Adjustments......................................	1.3%	1.0%	1.1%	1.2%
Adjusted gross margin............................................................................	52.1%	49.1%	51.8%	48.9%

Earnings from operations:
GAAP earnings from operations.............................................................	$85,896	$77,159	$318,606	$289,961
Amortization of acquired intangible assets..........................................	6,614	6,537	24,524	27,391
Purchase accounting adjustments......................................................	-	-	-	1,992
Restructuring charges.........................................................................	3,064	(18)	8,203	625
Acquisition related expenses...............................................................	1,280	150	6,674	2,014
Loss on sale of business.....................................................................	3,530	23,588	13,708	23,588
Executive transition costs....................................................................	2,737	2,991	6,748	13,524
Export compliance matters.................................................................	4,563	-	23,278	-
Other....................................................................................................	263	1,301	1,946	4,389
Adjusted earnings from operations.........................................................	$107,947	$111,708	$403,687	$363,484

Operating margin:
GAAP operating margin..........................................................................	19.2%	15.6%	17.9%	16.1%
Cumulative effect of non-GAAP Adjustments......................................	4.9%	7.0%	4.8%	4.1%
Adjusted operating margin......................................................................	24.1%	22.6%	22.7%	20.2%

Net earnings:
GAAP net earnings (loss).......................................................................	$98,516	$(50,290)	$282,425	$107,223
Amortization of acquired intangible assets..........................................	6,614	6,537	24,524	27,391
Purchase accounting adjustments......................................................	-	-	-	1,992
Restructuring charges.........................................................................	3,064	(18)	8,203	625
Acquisition related expenses...............................................................	1,280	150	6,674	2,014
Loss on sale of business.....................................................................	3,530	23,588	13,708	23,588
Executive transition costs....................................................................	2,737	2,991	6,824	13,524
Export compliance matters.................................................................	4,563	-	23,278	-
Other....................................................................................................	263	593	1,946	3,681
Estimated tax benefit of non-GAAP adjustments................................	(4,520)	(8,589)	(17,457)	(18,480)
Discrete tax items, net.........................................................................	(30,213)	106,865	(38,279)	101,014
Adjusted net earnings.............................................................................	$85,834	$81,827	$311,846	$262,572

Earnings Per Diluted Share:
GAAP earnings (loss) per diluted share.................................................	$0.71	$(0.36)	$2.01	$0.77
Cumulative effect of non-GAAP Adjustments......................................	(0.09)	0.94	0.21	1.11
Adjusted earnings per diluted share.......................................................	$0.62	$0.58	$2.22	$1.88

GAAP diluted shares outstanding..............................................................	138,509	138,723	140,209	139,646
Dilutive equity awards included in adjusted earnings per diluted share.	-	2,178	-	-
Weighted average diluted shares outstanding:.........................................	138,509	140,901	140,209	139,646

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating earnings/income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings/income, and (vi) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and are outlined in the "GAAP to Non-GAAP Reconciliation" tables included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring charges, acquisition related expenses, loss on sale of business, executive transition costs, export compliance matters, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

●	the comparability of our ongoing operating results over the periods presented;
●	the ability to identify trends in our underlying business; and
●	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

●
Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.

●
Purchase accounting adjustments. Included in our GAAP financial measures are purchase accounting adjustments, required by GAAP to adjust inventory balances to fair value at the time of acquisition. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.

●
Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including due diligence, legal, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.

●
Restructuring charges. Included in our GAAP financial measures are restructuring charges which are primarily for employee compensation resulting from reductions in employee headcount and facilities exit and lease termination costs in connection with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.

●
Loss on sale of business. We recognized a loss, representing the difference between the carrying value and expected sales proceeds, associated with the divestiture of the retail and SMB security products business of the Commercial business unit. We excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management

●
Executive transition costs. Executive transition costs primarily include costs associated with separation and severance agreements of the Company’s former CEO, COO, CHRO and other former members of the executive management team; professional services expenses associated with the transition of the former CEO, CFO, and CHRO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and others reporting to the CEO; partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO, CFO, CHRO and other former members of the executive management team.

●
Export compliance matters. Export Compliance Matters refer to costs incurred for compliance and remediation activities to address and improve certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a DDTC estimated penalty associated with an administrative agreement with the U.S. Department of State (the “Consent Agreement”), expenses associated with retention of a Special Compliance Officer, remedial actions and new or enhanced compliance program initiatives and implementations as required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations. These costs are excluded from our non-GAAP measures because they are not representative of the ongoing operating costs of our compliance programs and are exclusive of sustaining costs we have incurred and expect to incur during and beyond the term of Consent Agreement.

●
Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers and certain long-term contract adjustments related to contracts completed by companies acquired by FLIR prior to their acquisition. We exclude other charges from our non-GAAP measures because we do not believe such costs are representative of our ongoing operations.

●
Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company's overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.

●
Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company's estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations. We exclude discrete tax items from our non-GAAP measures because we do not believe such expenses or benefits reflect the performance of our ongoing operations.